EXHIBIT 99 - CONTENT OF EARNINGS RELEASE DATED NOVEMBER 16, 2004

Press Release                               Source: The Savannah Bancorp, Inc.


                 SAVANNAH BANCORP DECLARES 5-FOR-4 STOCK SPLIT

Tuesday November 16, 4:00 pm ET


SAVANNAH, Ga.--(BUSINESS WIRE)--Nov. 16, 2004--Today, the Board of Directors of The Savannah Bancorp, Inc. (NasdaqNM: SAVB) declared 5-for-4 stock split in the form of a 25 percent stock dividend. The stock dividend will be distributed on December 17, 2004 to shareholders of record as of November 26, 2004. Fractional share amounts will be paid in cash based on the closing market price on the record date.

The Savannah Bancorp, Inc. is listed on the Nasdaq National Market under the stock symbol SAVB and CUSIP # 804748101. As of November 15, 2004, there were
3.29 million shares outstanding and the closing market price was $30.00 per share. Approximately 822,000 new shares will be distributed to existing shareholders.

"We are pleased to reward our loyal shareholders with additionalshares of company stock. The increased number of outstanding shares may provide for enhanced liquidity. We have had positive response from the market after previous stock dividends," said G. Mike Odom, Jr., CEO, and John C. Helmken II, President, in a joint statement.

The Savannah Bancorp, Inc., a bank holding company for The Savannah Bank, N.A. and Bryan Bank & Trust, Richmond Hill, GA, is headquartered in Savannah, GA. Harbourside Mortgage Company, a division of The Savannah Bank, N.A., is a loan production office on Hilton Head Island, SC that began business on October 1, 2003. SAVB began operations in 1990. Its primary businesses include deposit, credit, trust and mortgage origination services provided to local customers. Additional information on the Company may be accessed on the corporate website at www.savb.com.

Contact:
     The Savannah Bancorp, Inc.
     G. Mike Odom, Jr. 912-629-6486
     or
     Robert B. Briscoe, 912-629-6525


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